AMENDED
APPENDIX B

Custody Agreement Between
The Huntington National Bank and Valued Advisers Trust

Series of the Trust

Golub Group Equity Fund

TEAM Asset Strategy Fund

Geier Strategic Total Return Fund

Angel Oak Multi-Strategy Income Fund

Longview Global Allocation Fund

Green Owl Intrinsic Value Fund

Granite Value Fund

TVAM International Intrinsic Value Fund